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                                                                    EXHIBIT 99.1

                              UNITED STATES SENATE
                          COMMITTEE ON APPROPRIATIONS
SUBCOMMITTEE ON LABOR, HEALTH AND HUMAN SERVICES, EDUCATION AND RELATED AGENCIES
                            MONDAY, JANUARY 23, 2006
           HEARING ON SAGO MINE DISASTER AND OVERVIEW OF MINE SAFETY

                     STATEMENT OF MR. BENNETT K. HATFIELD,
                PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
                         INTERNATIONAL COAL GROUP, INC.

Mr. Chairman and members of the Subcommittee, I am Ben Hatfield, President and Chief Executive Officer of International Coal Group, Inc. (ICG). By way of brief background, International Coal Group, Inc. is a leading producer of coal with operations in West Virginia, Kentucky, Maryland, and Illinois. We employ approximately 2,100 people throughout our operating area. During 2005, we sold about 19 million tons of coal to utility, industrial, and metallurgical customers located throughout the Eastern U.S. I appreciate the invitation to testify today. First, I want to extend my deepest sympathies to the families whose loved ones were lost at the Sago Mine. Our community will continue to mourn the deaths of our friends and coworkers. We also pray for the full and speedy recovery of Randal McCloy Jr. Second, I commend the heroic efforts made by many mine rescue teams from other companies and volunteers who came forward during our communities' time of need. The outpouring of support from the Buckhannon area communities, churches, local businesses, civic organizations, and emergency personnel has overwhelmingly demonstrated how West Virginians come together in times of crisis. We also appreciate the support provided by the federal Mine Safety and Health Administration (MSHA) and the State of West Virginia. Our Company is working closely with MSHA and the State of West Virginia in the formal investigation to determine the cause of this tragic accident. We vow to use all available resources to get the answers that the families, friends, and coworkers need and deserve.

BRIEF SUMMARY OF EVENTS

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I would like to briefly summarize what we know about the events of January 2, 3 and 4, 2006. At approximately 6:00 AM on Monday morning, January 2, after their travel route and worksites had been reported safe by certified safety examiners, two production crews and mine support staff totaling 27 miners entered the Mine. [See Attachment A for a map of the Mine.] Each production crew needed to travel about two miles to reach the two working sections (First Left and Second Left) of the Mine where they were scheduled to work. The Second Left crew entered the Mine on a rail manbus that departed roughly 10 minutes ahead of a similar manbus carrying the First Left crew. One of the certified safety examiners had remained underground and traveled to his normal workstation. Therefore, a total of 28 miners were underground.

At 6:31 AM, Sago mine management heard the audible alarm of the mine monitoring system indicating the presence of carbon monoxide underground. At about the same time, the electrical power supply to the Sago Mine was disrupted. All of this occurred in the midst of a violent storm with unusually strong lightning strikes. Shortly thereafter, the supervisor of the First Left production crew telephoned the dispatcher on the surface to report that his crew had just experienced a very strong rush of air with substantial smoke and dust emanating from deeper in the Mine. Mine management directed the First Left supervisor to bring his crew out of the Mine through one of the two primary escapeways. No communication was received from the Second Left crew of miners. Repeated efforts by mine management and the First Left crew to contact the Second Left crew, via mine phone and underground walkie-talkie, were unsuccessful. So, mine management immediately became concerned that they were in danger.

At 6:41 AM, Mine Superintendent Jeff Toler, whose uncle was one of the missing miners, and three other mine supervisors headed underground to investigate. After traveling about one and a half miles by rail manbus, they encountered the First Left crew coming out of the Mine on foot. The rail manbus was given to the First Left crew to expedite their safe exit from the Mine. The supervisor for the First Left crew, whose brother was one of the missing miners, joined the mine management team in an

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attempt to reach the Second Left crew located roughly 2,000 feet deeper in the
Mine. They quickly gathered tools and ventilating materials and then proceeded toward the Second Left section. This initial rescue effort by the five-man management team continued for over two hours as the group encountered thick, black smoke and attempted to redirect ventilating air to open a route of access to the missing crew. Repeated calls to the Second Left crew via mine phone received no response. The rescuers became increasingly concerned that a possible explosion could be ignited as they directed fresh air toward the Second Left section. Consequently, the mine management group exited the Mine at 9:45 AM.

Meanwhile on the mine surface, at about 7:00 AM, company safety managers not already on site were called and briefed on events at the mine. Following various communications between those safety managers and mine management on site regarding immediate emergency procedures required, we began calling MSHA and State safety officials to report the accident at about 7:40 AM. Both MSHA and State safety officials were reached between 7:56 and 8:28 AM, and began arriving on site soon thereafter. At 8:32 AM, MSHA inspector Jim Satterfield orally implemented an emergency mine closure order (a "103k order") prohibiting further entry to the Mine. At about the same time, State mine inspectors began monitoring the air quality at the Mine portal. High concentrations of carbon monoxide were found, indicating significant risk of an active underground mine fire that could ignite an explosion, so state and federal mine regulators on site determined it was not safe for mine rescue teams to enter. This agonizing process of monitoring the carbon monoxide and methane levels in the Mine air and having to wait and wait for confirmation that it was safe to enter would continue throughout the day. In anticipation that mine rescue teams were going to be allowed to enter the Mine soon, the first call to the Barbour County Mine Rescue Team was made at 8:04 AM. That Team arrived on site at approximately 10:40 AM, and waited for state and federal authorities to approve their entry into the Mine. Other mine rescue teams were also contacted, and continued to arrive at the Mine through the

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course of the day, with eventual deployment of 13 to 15 mine rescue teams by late afternoon on January 2.

After experts from MSHA, the State of West Virginia, and the Company agreed that an underground mine fire was no longer likely based on the air monitoring results, the first mine rescue team entered the Mine (carrying special breathing apparatus) at 5:51 PM. The search and rescue efforts continued throughout January 2 and January 3. Progress had to be careful and deliberate to protect the safety of rescuers, given that many rescuers had fallen victim to secondary explosions in coal mine disasters of years past. During the evening of January 3, a rescue team found one miner's body. Just before midnight, our remaining 12 missing miners were found. As a result of the extreme difficulties in communication hundreds of feet below the surface while wearing special breathing apparatus, the now well-known miscommunication about the number of survivors occurred. We, too, rode that same emotional rollercoaster and suffered the inevitable pain when the truth was learned.

We expect that investigators will be able to safely get back into the Mine soon to determine the cause of the accident.

SAFETY AT THE SAGO MINE

Even before we completed the acquisition of the Sago Mine, on November 18, 2005, we assumed management oversight through a consulting agreement that allowed us to begin making safety improvements as of June 1, 2005. Since that time, our Company has worked closely with federal and state regulators in an effort to make this Mine as safe as possible. Specifically ICG has voluntarily:

o Rehabilitated two miles of primary intake escapeway and more than doubled the amount of fresh air reaching the working sections. This is the escapeway used by the surviving crew.

o Upgraded the rail system used to move miners and supplies into and out of the Mine.

o Invited MSHA's Technical Support Group on Incident Reduction to help implement a new program to continually improve mine safety. We were told that ICG was the first coal company to voluntarily work with MSHA under the Agency's Incident Reduction Program.


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o    Required Sago Mine hourly employees to receive eight hours of supplemental safety training during September 2005, in addition to the extensive training already required under the Mine Act. Then, during October-December, we required our Northern West Virginia Region supervisors to receive two days of supplemental training at the MSHA Training Academy at Beckley, West Virginia.

o Established a Performance Group Initiative that gives every employee a forum for addressing any safety or production concerns or suggestions, anonymously, if they so chose, and addressed any points raised in monthly meetings.

These voluntary initiatives helped us to dramatically reduce the lost time injury rate at the Sago Mine by nearly 60% from the first half of 2005 to the second. Sago's employees are well-trained, skilled coal miners who understand safety. Each employee is aware that if an unsafe condition is identified, they are authorized to withdraw immediately from the hazardous area and notify their supervisor of the danger. MSHA data shows that:

o Mining operations at the Sago Mine more than doubled between 2004 and 2005, prompting MSHA to dramatically increase - by 84% - its on-site inspection and enforcement presence.

o Of the 208 citations, orders, and safeguards issued in 2005, none involved an immediate risk of injury and all but three had been fully corrected by January 2. The three remaining issues, which relate to roof control, are being addressed by Sago in compliance with the Mine Act.

o Only when MSHA completes its investigation will we know the cause of the accident, but we do know that none of the health and safety violations cited by MSHA at Sago Mine last year involved immediate risk of injury and that the Mine has worked to correct all health and safety problems in accordance with the requirements of the Mine Act.

The Mine Act also authorized MSHA to shut down an operation that is unsafe, and MSHA's trained mine safety professionals, who were at the Mine nearly every working day in the several months before the accident, would certainly not have allowed the continued operation of the Sago Mine if they

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believed it to be unsafe. In addition, as required by law, our certified mine examiners inspect the Mine before and during every shift. They, too, are fully authorized to shut down any part of the Mine they consider unsafe. While the tragic events of January 2 confirm that we must be ever vigilant on mine safety, the safety record at the Sago Mine demonstrates that our management team aggressively focused on mine safety and protecting our people.

THE FUTURE OF MINE SAFETY

Although it's far too early to determine the cause of the tragedy and the extent to which it may have been preventable, we intend to be a leader in the effort to identify and develop safety technologies that will help to prevent future tragedies. We will work on our own, and with others in the mining community, to improve technology, and we will continue to base our business decisions on worker safety as the first and most crucial consideration.

We expect that this terrible series of events will further motivate the entire mining community to identify and implement significant improvements in mine safety through cooperation, information sharing, and improved technologies. For example, working with MSHA, we should vigorously seek to advance the development of permissible wireless communications and breathing apparatus technologies that could further improve the coal industry's underground mine rescue capabilities. Also, this experience highlighted critical weaknesses in the design of MSHA's V-2 robot that could likely be remedied with the technology now used by NASA in space exploration. Once the actual cause of the Sago explosion is known, there may be more specific measures that could help prevent a recurrence. We must learn lessons from this explosion that will better protect coal miners. That is our Company's commitment to the families of the 12 miners who perished.

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